    As filed with the Securities and Exchange Commission on February 4, 1999
                                                     Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                -----------------
                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                -----------------

                       GLOBAL PHARMACEUTICAL CORPORATION
          (Name of small business issuer as specified in its charter)

            Delaware                         2834                  65-0403311
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                          Castor & Kensington Avenues
                          Philadelphia, PA 19124-5694
                                (215) 289-2220
                  (Address, including zip code, and telephone
                        number, including area code, of
                         principal executive offices)

                                BARRY R. EDWARDS
                             Chief Executive Officer
                       GLOBAL PHARMACEUTICAL CORPORATION
                          CASTOR & KENSINGTON AVENUES
                          PHILADELPHIA, PA 19124-5694
                                (215) 289-2220
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)
                                ---------------

            Copies of all communications, including all communications sent to the agent for service, should be sent to:

                           SHELDON G. NUSSBAUM, ESQ.
                          Fulbright & Jaworski L.L.P.
                               666 Fifth Avenue
                           New York, New York 10103
                                 (212) 318-3000
                                ---------------

         Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |x|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                      Proposed            Proposed Maximum
            Title of Shares                   Amount                  Maximum                Aggregate                Amount of
            to be Registered             to be Registered         Aggregate Price          Offering Price          Registration Fee
                                                                      Per Unit
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01                         623,254                 $ --(1)                   $1,441,275                 $401
par value per share
===================================================================================================================================

(1) The price is estimated in accordance with Rule 457(g) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is $2.3125, the average of the high and low prices of Global Pharmaceutical Corporation common shares as reported on The Nasdaq SmallCap Stock Market on February 3, 1999.

                       --------------------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 4, 1999

                                   PROSPECTUS


                       GLOBAL PHARMACEUTICAL CORPORATION

                                 623,254 Shares

                                  Common Stock

     The selling stockholders of Global Pharmaceutical Corporation are offering for sale up to 623,254 shares of our common stock. These shares of common stock have been issued or will be issued to the selling stockholders upon the conversion of shares of our Series B Convertible Preferred Stock owned by the selling stockholders. The Series B Preferred Stock was issued to the selling stockholders on December 1, 1997. The number of shares of our common stock which the selling stockholders will receive upon conversion depends upon our common stock price and certain antidilution provisions applicable to the Series B Preferred Stock. Based upon a conversion ratio of approximately 36.36 shares of common stock issuable for each issued share of Series B Preferred Stock (the purchase price of $100 per share of Series B Preferred Stock divided by a $2.75 conversion price originally provided for), we initially registered 1,818,182 shares of our common stock which could be issued upon the conversion of the outstanding shares of Series B Preferred Stock (Registration Statement No. 333-44217). Because of the antidilution provisions of the Series B Preferred Stock, the conversion ratio has been increased to 50 shares of common stock issuable for each issued share of Series B Preferred Stock. The 623,254 shares of our common stock registered on this Registration Statement generally represent the difference between the number of shares of common stock originally issuable (using a conversion ratio of approximately 36.36 shares of common stock) and the number of shares of common stock issuable using a conversion ratio of 50 shares of common stock for each outstanding share of Series B Preferred Stock. For selling stockholders who have already converted their Series B Preferred Stock, the actual number of additional shares of common stock issued to them has been registered. The names and certain information concerning the selling stockholders can be found on page 13 of this Prospectus. The selling stockholders may offer these shares from time to time through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated or other prices. We will not receive any part of the proceeds from these sales.

     Our common stock trades on the Nasdaq SmallCap Market under the symbol "GLPC." On February 3, 1999, the closing sale price of our common stock was $2.25 per share.

     Our principal executive offices are located at Global Pharmaceutical Corporation, Castor & Kensington Avenues, Philadelphia, Pennsylvania 19124 and our telephone number is (215) 289-2220.

                        --------------------------------

     Your are urged to carefully read the "Risk Factors" section beginning on page 4 of this Prospectus, which describes specific risks and certain other information associated with an investment in our company that should be considered before you make your investment decision.

                       --------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is     , 1999

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS

Where You Can Find More Information..........................................  3

Risk Factors.................................................................  4

  Additional Financing Requirements..........................................  4
  Operating Losses; Future Profitability Uncertain...........................  5
  No Assurance of FDA Approval of Future Products Requiring ANDA Submission..  5
  Compliance With Appliance Court Order......................................  6
  Government Regulations.....................................................  6
  Environmental Matters......................................................  6
  Product Cycles.............................................................  7
  Competition................................................................  7
  Expected Fluctuations in Results of Operations.............................  8
  Dependence on a Small Number of Products...................................  8
  Potential Additional Dilution..............................................  9
  Effects of Substantial Debt................................................  9
  Product Liability Litigation and Adequacy of Insurance Coverage ........... 10
  Attraction and Retention of Key Personnel.................................. 10
  Control of the Company by Significant Stockholders........................  11
  No Patents; Protection of Proprietary Rights..............................  11
  Risks Associated with Year 2000...........................................  11
  Actual and Potential Issuance of Preferred Stock..........................  12
  Absence of Dividends......................................................  12
  Volatility of Share Price.................................................  12

Use of Proceeds.............................................................. 12

Selling Stockholders......................................................... 13

Plan of Distribution......................................................... 15

Legal Matters................................................................ 16

Experts  .................................................................... 16

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549 or at the SEC's other public reference facilities in New York, New York, or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site on the Internet at http:\\www.sec.gov. This web site contains reports, proxy and information statements and other information regarding our company and other registrants that file electronically with the SEC.


     We are allowed to "incorporate by reference" the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders sell all the shares:


     1. Our Annual Report on Form 10-KSB for the year ended December 31, 1997;

     2. Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     3. Our Proxy Statement dated April 6, 1998; and

     4. The description of our common stock contained in our Registration Statement on Form 8-A filed on December 8, 1995, as amended on December 14, 1995 and as amended on December 5, 1997.

     You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at Global Pharmaceutical Corporation, Castor & Kensington Avenues, Philadelphia, Pennsylvania 19124, telephone number (215) 289-2220.

     You should rely on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus (including the documents incorporated by reference in this Prospectus) contains certain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Many of these risks are discussed under the "Risk Factors" Section of this Prospectus immediately following. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. We are not undertaking any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.


                                 RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should consider carefully the following risk factors, as well as the other information included in this Prospectus, in connection with an investment in our common stock. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in this "Risk Factors" Section, as well as those discussed elsewhere in this Prospectus.


Additional Financing Requirements

     As of November 30, 1998, we had approximately $1,363,000 of unrestricted cash and cash equivalents. We estimate that this available cash and cash equivalents is sufficient for approximately six months of operations (from November 30, 1998) at our current expenditure levels. With the increase in our operations, we will require additional financing to fund the expected expansion of our research and product development activities and sales and marketing capabilities and for general corporate purposes. We expect to seek to raise these additional funds through subsequent equity or debt financings, collaborative arrangements with corporate partners or through other sources. We cannot give any assurance that additional funds will be available to us to finance our expenses and development on acceptable terms, if at all. Additional financings may result in dilution to our existing stockholders. If the funds we need are not available in adequate amounts from additional financing sources or from operations, our business will be materially and adversely affected.

Operating Losses; Future Profitability Uncertain

     Since our inception in 1993, we have been engaged in a substantial renovation program in order to modernize our 113,000 square foot manufacturing facility located in Philadelphia, Pennsylvania (the "Facility") and obtain certification and approval for our proposed plant operations from the United States Food and Drug Administration ("FDA"). This approval was received in July 1997. We have generated minimal revenues to date and have experienced operating losses since our inception. As of September 30, 1998, our accumulated deficit was $21,239,000. As of September 30, 1998, we also had outstanding indebtedness in an aggregate principal amount of $2,874,000 at interest rates ranging from 2% to 9% annually. Our ability to operate our business requires, among other things, FDA approval of our products based on our Abbreviated New Drug Applications ("ANDAs"), New Drug Applications ("NDAs") and New Animal Drug Applications ("NADAs"), including stability and other testing of those products and their related manufacturing processes; and negotiation of satisfactory raw material supply contracts with FDA-approved sources. To remain operational, we must also, among other things:

       * Arrange for the proper receipt, warehousing and storage of raw materials and supplies;

       * maintain work in progress in compliance with regulatory requirements and properly store finished goods;

       * properly manufacture various formulations, dosages and configurations of a line comprised potentially of many products;

       * meet strict security requirements for virtually every activity undertaken at the plant;

       * maintain appropriate laboratory, quality control and quality assurance practices and procedures; and

       * comply with the many complex governmental regulations that deal with virtually every aspect of our proposed business activities.

We cannot give any assurance that we will be able to produce to current regulatory standards all or any portion of the 54 ANDA, NDA and NADA formulations and the more than 100 other formulations which we acquired from Richlyn Laboratories, Inc. ("Richlyn"). Our ability to operate our business successfully also will depend, in part, on a variety of factors outside of our control, including: competition; changes in raw material supplies and suppliers; changes in governmental programs and requirements or in physician or consumer preferences; changes in FDA and similar regulatory requirements; and plant and equipment repair and maintenance requirements. We cannot give any assurance regarding whether or when we will successfully implement our business plan or that our business will ever be profitable.

No Assurance of FDA Approval of Future Products Requiring ANDA Submission

         The preclinical and clinical testing, manufacturing and marketing of products requiring approval based on ANDAs are subject to extensive regulation by numerous government authorities in the United States and other countries, including FDA. FDA approval of our products that fall into this category ordinarily will be required before we can market these products in the United States. In order to obtain FDA approval of a product, we must, among other things, demonstrate to the satisfaction of FDA that the product is safe and effective for its intended uses and that we are capable of manufacturing the product with procedures that at all times conform to FDA's current Good Manufacturing Practices ("cGMPs") regulations. The approval process requires submission of an application that, in the case of a generic drug, includes data showing that our product is bioequivalent to (and therefore is interchangeable with) the FDA-approved brand product. The process of seeking FDA approvals can be costly, time consuming, and subject to unanticipated and significant delays. We are presently in various stages of product development with respect to several new products requiring ANDA approval, and expect to submit applications to FDA seeking approvals for these products. We cannot give any assurance, however, that we will be granted ANDA approvals for additional products on a timely basis, or at all. Any delay in obtaining or any failure to obtain these approvals would adversely affect our ability to introduce and market products and to generate product revenue. You should also review the risk factor "Government Regulation" for additional information related to ANDAs.

         At the same time, FDA also has the authority to revoke approvals of previously approved drug products for cause, to request recalls of products and to obtain injunctions to close manufacturing plants in response to violations. Similarly, marketing approval by a foreign governmental authority is typically required before such products may be marketed in a particular foreign country. We cannot give any assurance that any of these enumerated items will not occur or that any such marketing approvals will be obtained.

Compliance with Applicable Court Order

       On May 25, 1993, the United States District Court for the Eastern District of Pennsylvania issued an order against Richlyn that, among other things, permanently enjoined Richlyn from introducing into commerce any drug manufactured, processed, packed or labeled at its Philadelphia facility unless it met certain stipulated conditions (the "Richlyn Order"). When we acquired the facilities and drug applications of Richlyn, we became subject to the conditions in the Richlyn Order. The Richlyn Order requires, in part, that FDA find that products manufactured, processed and packed at the Richlyn facility conform with regulations that require compliance with cGMPs before they may be marketed. FDA's cGMPs regulations establish quality assurance and qualification criteria for the facilities, equipment, procedures and personnel used to manufacture, process, and package drug products. Among other critical requirements is the obligation to demonstrate that the processes used to manufacture, test and package products have been challenged during all critical stages in at least three consecutively produced batches and shown to consistently yield product meeting established specifications. This replicate testing is referred to as "process validation." Since we commenced operations, until recently, FDA routinely inspected and required approval of the work necessary for our initial product introductions. In January 1998, FDA informed us that product by product inspection and prior authorization was no longer required in order for us to manufacture and sell products. Through December 31, 1998, we have introduced and are marketing an additional fifteen products since then. We cannot give any assurance that FDA will not reverse or reconsider its position and again require product by product inspection and prior authorization. Any such reverals or reconsideration will adversely affect our product introduction plans and results of operations.

       The Richlyn Order also requires, in general, that we hire and retain a person, subject to FDA approval, who is qualified to inspect our drug manufacturing facilities to determine that our methods, facilities and controls are operated and administered in compliance with cGMPs. The Richlyn Order also requires that this person inspect our manufacturing facilities and our manner of operating them and certify to FDA in writing our compliance with related cGMPs. This person is also required to examine all drug products manufactured, processed, packed and held at our facility and certify in writing to FDA our compliance with related cGMPs. We have retained an independent consultant to serve in this capacity in respect of the Richlyn Order. We cannot give any assurance that we will receive all of the requisite FDA approvals for future ANDA products in a timely manner, if at all.

Government Regulation

       In addition to the Richlyn Order, all pharmaceutical manufacturers, including us, are subject to extensive federal, state and local regulation. We cannot predict the extent to which we may be affected by legislative and other regulatory actions and developments concerning various aspects of our operations as well as our products, the health care field generally, environmental matters and plant zoning. In addition, acts of foreign governments may affect the price or availability of raw materials needed for the development or manufacture of generic drugs.

       Also, in 1988, investigations began into alleged wrongdoings by a number of generic drug companies other than Richlyn in connection with FDA's drug approval process. Subsequently, the number of ANDA approvals issued per year by FDA decreased dramatically. The time required to obtain ANDA approvals also increased to an average of approximately 36 months. Although the time required to obtain ANDAs has decreased recently, the approval process became and has remained more rigorous and costly than in the past. We are and will remain in part dependent on new approvals over time to bring new products to market. We cannot give any assurance that the rate and cost of FDA approval and other federal and state legislative or regulatory developments will not adversely affect our product introduction plans and results of operations.

         In addition, our business plan includes the development of products in dosage forms not previously offered by Richlyn. Our ability to compete effectively with respect to any of these additional forms will be materially affected by our ability to master the new and different production techniques related to them and the receipt of all required governmental approvals.

Environmental Matters

       As an enterprise engaged in the pharmaceutical manufacturing business, we are and will remain subject to comprehensive federal, state and local environmental laws and regulations ("Environmental Laws") governing, among other things, air emissions, waste water discharge and solid and hazardous waste disposal. We believe our current facilities are in compliance in all material respects with applicable Environmental Laws. Environmental Laws have changed in recent years, however, and we may become subject to increasingly stringent environmental standards in the future. While we anticipate from time to time incurring capital expenditures in connection with environmental matters, we cannot currently predict with any accuracy the outcome or timing of future expenditures that may be required in connection with Environmental Law compliance. We cannot give any assurance that additional future developments, administrative actions or liabilities relating to environmental matters will not have a material adverse effect on our financial condition or results of operations in the future.

Product Cycles

         Revenue and gross profit derived from generic drug products tend to follow a pattern based upon regulatory and competitive factors unique to the generic drug industry. As patents for brand name products and any related market exclusivity periods mandated by statute expire, the first generic manufacturers to receive FDA approval for generic equivalents of related brand name products usually capture significant market share from the branded product at higher margins than other, later arriving generic drug manufacturers. As the development of a new generic drug product, including its formulation, testing and FDA approval, generally currently takes approximately three or more years, development activities may begin several years in advance of the patent expiration date of the brand name drug equivalent. Consequently, we may select drugs for development several years in advance of their anticipated entry to market. This program potentially will require that considerable capital be devoted to activities that do not concurrently provide an immediate return. In addition, because of the required advance selection of drugs for development, we cannot give any assurance as to what the market or level of competition will be for that particular product at the time we commence sales of the product. Furthermore, as other generic drug manufacturers subsequently receive FDA approval on competing products, prices and revenues typically decline. While a number of the ANDAs that we acquired from Richlyn currently have little or no generic competition, we cannot give any assurance that other companies will not receive FDA approval and begin selling competitive products. Our profitability, if any, will be dependent, in part, on:

       * our ability to develop and rapidly introduce new products;

       * the timing of FDA approvals of our products; and

       * the number and timing of FDA approvals for competing products.

We cannot give any assurance that we will be able to effectively compete in the generic drug industry based upon these factors.

Competition

       The generic drug industry is highly competitive. Many of our competitors, including divisions and subsidiaries of large brand name pharmaceutical companies that market generic drugs, have significantly greater financial and other resources than us. As a result, many of our competitors are able to spend significantly more than we can in areas such as research, marketing and product development. Although a company with greater resources will not necessarily receive FDA approval for a particular generic drug before its smaller competitors, relatively large research and development expenditures enable a company to support many FDA applications simultaneously. This improves the likelihood that any such greater resourced companies will be among the first to obtain approval of at least some generic drugs. New drugs, future developments in alternative drug delivery technologies or other therapeutic techniques may provide therapeutic or cost advantages to competing products. We cannot give any assurance that developments by others will not render our present or future planned products or technologies noncompetitive or obsolete.

       In addition, brand name drug companies have attempted to prevent generic drug manufacturers from producing certain products and to prevent competing generic drug products from being treated as equivalent to their brand name products. We expect efforts of this type to continue. Increasingly, brand name drug companies have introduced generic versions of their own branded products prior to the expiration of the patents for those drugs. This may result in these companies achieving a greater market share for products produced by them following expiration of the applicable patents. Additionally, the General Agreement on Trade and Tariffs has increased from 17 years after patent grant to approximately 20 years after patent filing the patent protection afforded many brand name drugs. In some instances this change will delay the first time at which equivalent generic products can be offered by generic drug producers such as us and will also enhance the possibility that the brand name manufacturers will develop their own equivalent generic products.

       The generic drug industry is currently undergoing a consolidation and that trend may continue. Consequently, we may be faced with stronger competitors with greater financial and other resources in the future. While we may need to combine with other generic drug companies to meet increased competition or for other reasons, we have no current plans to do so. We cannot give any assurance that we will be able to combine with another company at a time when we desire to do so or, if we do combine with another company, that the terms of any combination will be favorable to our stockholders.

Expected Fluctuations in Results of Operations

       We cannot currently predict whether our business will be seasonal in nature. To the extent that we manufacture and distribute products that pertain to seasonal ailments such as allergies or colds, we may experience seasonal patterns in our sales and profitability. We cannot give any assurance that the potential seasonality of our business will not have a material adverse effect on us. Our revenues and profitability may vary significantly from fiscal quarter to fiscal quarter as well as in comparison to the corresponding fiscal quarter of the preceding year. Variations of those types may result from, among other factors, the timing of FDA reapprovals received by us; the timing of process validation for particular generic drug products; the timing of any significant initial shipments of newly approved drugs; and competition from other generic drug manufacturers that receive FDA approvals for competing products.

Dependence on a Small Number of Distributors, Products and Suppliers; Near-Term Dependence on a Small Number of Products

       Typically in the generic drug industry, unless a product is protected by a significant barrier to the entry of competing products (for example, it is difficult to develop due to its complex structure) or dominance in a niche market that is less likely to be attractive to larger potential competitors, profit margins generally diminish over time as competitors enter the market with equivalent, or even superior, replacement products. We believe our long-term success is dependent, among other factors, on our ability to offer and sell a broad line of products. This should reduce the likelihood that we could be materially adversely affected by diminishing profit margins or loss of market share as any of our proposed generic products comes under increasing competitive pressure. We intend to introduce products on a selected basis. Consequently, we will be dependent, particularly in the near term, upon a relatively small number of products to generate revenues.

       Some materials used in our products are currently available from only one or a limited number of suppliers. Because FDA requires specification of raw material suppliers in applications for approval of drug products, if raw materials from a specified supplier were to become unavailable, the required FDA approval of a new supplier could cause a significant delay in the manufacture of the drug involved. Although we expect to specify more than one raw materials supplier with respect to each FDA application where that is possible, some materials are currently available only from one or a limited number of suppliers. As a result, we are subject to the special risks that are associated with limited sources of supply. Further, a significant portion of our raw materials may be available only from foreign sources. We also expect that the current trend in the generic drug industry towards increasing dependence on foreign sources of raw materials will continue in the foreseeable future. Any curtailment in the availability of raw materials could be accompanied by production or other delays as well as increased raw materials costs, with consequent adverse effects on our business and results of operations. Also, as any source of raw materials, whether domestic or foreign, would require FDA approval, any delays in obtaining FDA approval could also have a material adverse effect on our business and results of operations. Foreign sources also can be subject to the special risks of doing business abroad, including:

       * greater possibility for disruption due to transportation or communication problems;

       * the relative instability of foreign governments and economies;

       * interim price volatility based on labor unrest or materials or equipment shortages; and

       * uncertainty regarding recourse to a dependable legal system for the enforcement of contracts and other rights.

         In addition, our ability to establish markets for our proposed products is expected to be substantially dependent on the efforts of independent distributors and wholesalers. We presently do not have any arrangements regarding our products with any independent distributors or wholesalers, and we cannot give any assurances that an arrangement will be entered into on terms favourable to us, if at all.

Potential Additional Dilution

         As of December 31, 1998, there were outstanding a total of 63,535 shares of our Convertible Preferred Stock, These shares presently are convertible, at any time at the option of their holders, into an aggregate of 3,176,750 shares of our common stock. The shares of preferred stock also have certain anti-dilution protections, which could make them convertible into additional shares of common stock. In addition, as was discussed earlier under the Risk Factor captioned "Additional Financing Requirements", we will need additional money to fund our operations. The terms under which we will obtain (if at all) this additionally needed financing have not been determined, although it is likely to include our issuing additional shares of our stock. It may also require us to issue shares of stock at prices which are below the then trading market price for our common stock.

         As of December 31, 1998, we also had issued warrants to purchase 587,000 shares of our common stock at exercise prices ranging from $1.75 to $13.175 per share of common stock. In addition, under our arrangement with Merck KGaA, a German company, we issued warrants which are exercisable for 40,000 shares of our common stock for each aggregate $1 million in gross profit, if any, earned by us under our agreement with a subsidiary of Merck KGaA in connection with sales of ranitidine and other mutually agreed upon products, up to a total of 700,000 shares of common stock. The exercise price for these warrants issued to Merck KGaA is $8.50 per share of common stock. All warrants issued by us are likely to be exercised only at times when the exercise price is below the market price for our common stock, at which time we could possibly issue shares and raise additional funds on terms superior to those contained in the warrants.

Effects of Substantial Debt

         As of September 30, 1998, we had outstanding approximately $2,874,000 of indebtedness, bearing interest at rates ranging from 2% to 9% annually. Of this indebtedness, $406,000 principal amount is due to the Philadelphia Industrial Development Corporation ("PIDC") in December 2000 and an additional $706,000 is owed to General Electric Credit Corporation ("GECC") under our revolving credit facility with GECC. The facility expires in July 2001. Additionally, as of September 30, 1998, we had a stockholders' deficit of approximately $21,239,000. We cannot give any assurance that we will have or maintain adequate capital at any given time or from time to time in the future or not be in default under any of our loan agreements. We also cannot give any assurance that additional capital or waivers in respect of defaulted loans, if needed by us, will be available to us. In this regard, you should also review the "Additional Financing Requirements" risk factor earlier in this Section.

Product Liability Litigation and Adequacy of Insurance Coverage

         The design, development and manufacture of our products involve an inherent risk of product liability claims and associated adverse publicity. Insurance coverage is expensive, difficult to obtain and may not be available in the future on acceptable terms or at all. Although we currently maintain liability insurance for all our products, there can be no assurance that the coverage limits of our insurance policies will be adequate. A claim brought against us, whether fully covered by insurance or not, could have a material adverse effect upon us. In addition, we have assumed the liabilities of Richlyn in connection with Diethyl Stilbestrol ("DES"), which was manufactured by Richlyn and many other drug manufacturers during the late 1950's and early 1960's. DES was prescribed to pregnant women during that period and has been alleged to cause birth defects, in particular an increased risk of uterine cancer and sterility of female children whose mothers took DES during their pregnancy. There have been numerous claims brought against drug manufacturers in connection with DES and, since 1987, Richlyn's insurers have paid approximately $128,000 on Richlyn's and our behalf to settle approximately 138 DES-related suits. No other legal actions have been brought or, to our knowledge, threatened against Richlyn or us in connection with DES-related claims. We believe that all DES-related legal actions are directed towards individual manufacturers and have not been embodied in a class action. As a result, we do not expect to be held liable for DES-related claims other than claims based on products manufactured by Richlyn. While Richlyn's insurers have in the past defended DES claims against Richlyn and paid settlements relating to these claims, those insurers have reserved the right to discontinue at any time the defense of claims and the payment of any settlements. Accordingly, we cannot give any assurance that the insurers will defend these actions or pay related claims in the future. Further, we cannot give any assurance that, if those insurers fail or refuse to pay any claims, we will have recourse against the insurers or we will not be exposed to the risk of substantial monetary judgments. Claims settlements to date have been based on market share and Richlyn's share of the DES market during the relevant periods is believed by us to have been substantially less than 1%.

Attraction and Retention of Key Personnel

       The success of our present and future operations will depend to a great extent on the collective experience, abilities and continued service of certain of our executive officers, including Barry R. Edwards, our President and

Chief Executive Officer. Mr. Edwards was recently named Chief Executive Officer of our Company and he has no experience as a chief executive officer. If we lose the services of any of these executive officers, it could have a material adverse effect on us. Because of the specialized scientific nature of our business, we are also highly dependent upon our ability to continue to attract and retain qualified scientific and technical personnel. There is intense competition for qualified personnel in the areas of our activities, and we cannot give any assurance that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to our product development programs.

Control of the Company by Significant Stockholders

       As of November 30, 1998, our present directors, executive officers and their respective affiliates and related entities beneficially owned approximately 41% of our common stock and common stock equivalents. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. These stockholders may also participate further in subsequent equity financings, although they have made no commitment to do so. The concentration of ownership may also have the effect of delaying or preventing a change in control of our company. In addition, as of December 31, 1998, the selling stockholders beneficially owned approximately 15% of the outstanding shares of our common stock. In this regard, you should also review the "Potential Additional Dilution" and "Actual and Potential Issuance of Preferred Stock" risk factors in other parts of this Section, and the "Selling Stockholders" Section later in this Prospectus.


No Patents; Protection of Proprietary Rights

       We do not own any patents and believe that patent protection is not, and likely will not be, an important factor in determining whether we will be successful in the generic drug field. Our success in that field will depend, however, in part on our ability to preserve our trade secrets. We rely on trade secrets and proprietary know-how that we seek to protect, in part, through confidentiality agreements. In that regard, we obtained confidentiality agreements from each of our officers and those of our supervising personnel who have access to sensitive information. We intend to obtain similar agreements from any other employee who has such access. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently developed by competitors.

       We currently have no licenses other than our secondary site packaging arrangement with Genpharm and two licensing agreements with Eurand America (a unit of American Home Products). We may in the future be required or may desire to obtain other licenses to develop, manufacture and market commercially viable products. We cannot give any assurance that licenses will be obtainable on commercially reasonable terms, if at all, or that any licensed patents or proprietary rights will be valid and enforceable. Although we are not aware of any claim against us of patent infringement, our ability to commercialize our products will depend on not infringing the patents of others. Litigation concerning patents and proprietary technologies can be protracted and expensive.

Risks Associated with Year 2000

         Our computer system and programs were designed in recent years. Concerns related to the Year 2000 issue were addressed at the time we decided to purchase these items. We have been advised by our software vendors that all databases used by our current systems are Year 2000 compliant. We are also in the process of addressing the Year 2000 issues with customers, suppliers, service providers and other constituents. We will review the information received in response to these inquiries and will determine the need and extent of contingency planning. At this time, we do not believe that the Year 2000 issue indicates a material event or uncertainty and that the cost of addressing the Year 2000 issue is material to our business, operations or financial condition. However, achieving Year 2000 compliance is dependent on many factors, some of which are not completely within our control. We cannot give any assurance that we have correctly identified or will be able to identify all aspects of our business that are subject to Year 2000 problems or of our customers or suppliers that affect our business. We also cannot give any assurance that our software vendors are correct in their assertions that the software is year 2000 compliant, or that our estimate of the costs of systems preparation for Year 2000 compliance will prove ultimately to be accurate. Should either our internal systems or internal systems of one or more of our significant suppliers or customers fail to achieve Year 2000 compliance, or our estimate of the costs of becoming Year 2000 compliant prove to be materially inaccurate, our business and results of operations could be adversely affected.

Actual and Potential Issuance of Preferred Stock


       Our Board of Directors has the authority to issue up to 2,000,000 shares of our preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. Of these shares, we have already issued 13,350 shares of "Series A Convertible Preferred Stock", 50,000 shares of "Series B Convertible Preferred Stock" and 9,000 shares of "Series C Convertible Preferred Stock." Each of the Series A, Series B and Series C Preferred Stock have, and the Board of Directors may authorize and issue other series of preferred stock which have, among other things, voting, redemption and conversion rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, holders of the Series A, Series B and Series C Preferred Stock are entitled to a preference over the holders of common stock with regard to our assets or surplus funds in the event of our dissolution or liquidation. The issuance of the existing preferred stock and the potential issuance of other shares of preferred stock may also have the effect of delaying, deferring or preventing a change in control of our company, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of the common stock. In this regard, you should also review the "Control of the Company by Significant Stockholders" risk factor earlier in this Section.


Absence of Dividends

       We have never paid any cash dividends on our common stock and do not expect to pay any cash dividends on our common stock in the foreseeable future.

Volatility of Share Price

       The market prices for securities of biopharmaceutical companies in general, and of our company in particular, have been volatile. The following factors, among others, may have a significant impact on the market price of our common stock:

       * announcements of technological innovations or new commercial products by us or our competitors;

       * government regulation;

       * patent or proprietary rights developments;

       * public concern as to the safety or other implications of biopharmaceutical products; and

       * market conditions in general.


                                USE OF PROCEEDS

       We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth information as of December 31, 1998 except as otherwise noted, with respect to the number of shares of common stock beneficially owned by each of the selling stockholders. The selling stockholders who, as of December 31, 1998, beneficially owned more than one percent of the outstanding common stock (assuming conversion of the Series B Preferred Stock held by them) are M. Kingdon Offshore N.V. (20%), Kingdon Associates, L.P.
(8%), Kingdon Partners, L.P. (8%), Udi Toledano (5%), Small Cap Value
Portfolio (19%), Max L. Mendelsohn (4%) and Gary Escandon (3%).

         The selling stockholders of Global Pharmaceutical Corporation are offering for sale up to 623,254 shares of our common stock. These shares of common stock have been issued or will be issued to the selling stockholders upon the conversion of shares of our Series B Convertible Preferred Stock owned by the selling stockholders. The Series B Preferred Stock was issued to the selling stockholders on December 1, 1997. As disclosed in footnote 2 to the "Selling Stockholders" table on page 17 of Registration Statement No. 333-44217 and footnote 2 below, the number of shares of our common stock which the selling stockholders will receive upon conversion depends upon our common stock price and certain antidilution provisions applicable to the Series B Preferred Stock. Based upon a conversion ratio of approximately 36.36 shares of common stock issuable for each issued share of Series B Preferred Stock (the purchase price of $100 per share of Series B Preferred Stock divided by a $2.75 conversion price originally provided for), we initially registered 1,818,182 shares of our common stock which could be issued upon the conversion of the outstanding shares of Series B Preferred Stock (Registration Statement No. 333-44217). Because of the antidilution provisions of the Series B Preferred Stock, the conversion ratio has been increased to 50 shares of common stock issuable for each issued share of Series B Preferred Stock. The 623,254 shares of our common stock registered on this Registration Statement generally represent the difference between the number of shares of common stock originally issuable (using a conversion ratio of approximately 36.36 shares of common stock) and the number of shares of common stock issuable using a conversion ratio of 50 shares of common stock for each outstanding share of Series B Preferred Stock. For selling stockholders who have already converted their Series B Preferred Stock, the actual number of additional shares of common stock issued to them has been registered.

------------------------------------------------------------------------------------------------------------------------------------
                                         Number of Shares               Number of Shares of         Number of Shares of Common
                                         of Common Stock                Common Stock Registered     Stock Beneficially Owned
Selling Stockholder                      Beneficially Owned (1)(2)      Herein (2)                  After the Offering (3)
------------------------------------------------------------------------------------------------------------------------------------
M. Kingdon Offshore N.V.                       1,200,000                     327,273                            0
------------------------------------------------------------------------------------------------------------------------------------
Kingdon Associates, L.P.                         400,000                     109,091                            0
------------------------------------------------------------------------------------------------------------------------------------
Kingdon Partners, L.P.                           400,000                     109,091                            0
------------------------------------------------------------------------------------------------------------------------------------
Udi Toledano (Director) (4)(5)                   240,925                       3,409                      228,425
------------------------------------------------------------------------------------------------------------------------------------
Max. L. Mendelsohn                               165,766                         682                      163,266
(Director)(5)
------------------------------------------------------------------------------------------------------------------------------------
Small Cap Value                                1,120,000                       3,547                    1,107,000
Portfolio (of Bear Stearns
Asset Management) (6)
------------------------------------------------------------------------------------------------------------------------------------
Gary Escandon                                    123,227                       6,819                       98,227
(Director)(5)(7)
------------------------------------------------------------------------------------------------------------------------------------
Arnold S. Penner Foundation                       50,000                      13,637                            0
------------------------------------------------------------------------------------------------------------------------------------
Futurtec, L.P.                                    50,000                      13,637                            0
------------------------------------------------------------------------------------------------------------------------------------
Hollywell Investments Pty.                        49,500                      13,500                            0
Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Matthew J. Morahan                                15,750                       9,000                            0
------------------------------------------------------------------------------------------------------------------------------------
Ronald J. DelMauro                                24,750                       6,750                            0
------------------------------------------------------------------------------------------------------------------------------------
Philip Chapman                                    12,500                       3,409                            0
(Director)(8)
------------------------------------------------------------------------------------------------------------------------------------
David Purvis                                      12,500                       3,409                            0
------------------------------------------------------------------------------------------------------------------------------------

-------

(1) Includes shares issuable upon the exercise of stock options and warrants that are exercisable within 60 days, and shares issued or issuable upon conversion of the Series B Preferred Stock.

(2) In general, at the option of the holder, each share of Series B Preferred Stock is convertible at any time into such number of fully paid and nonassessable shares of the Company's common stock as is determined by dividing the liquidation preference (initially set at $100.00 per share of Series B Preferred Stock) by the lower of (a) $2.75 per share (subject to adjustment pursuant to the terms of the stock purchase agreement under which the shares were purchased) or (b) the average closing price of the common stock for the five trading days immediately preceding the day on which the holder elects to convert the shares of Series B Preferred Stock, subject in all cases to adjustment for stock dividends, stock splits and other similar recapitalization events (but in no event less than $2.00 per share). For purposes of this registration, a conversion ratio of 50 shares of common stock for each share of Series B Preferred Stock (based on a $2.00 per share divisor) has been assumed. In cases where shares of Series B Preferred Stock have been previously converted into common stock, the actual number of shares of common stock issued has been used.

(3) Includes shares issuable upon the exercise of stock options and warrants that are exercisable within 60 days, and assumes the sale of all shares registered herein and sale of additional shares of common stock issued or issuable upon conversion of Series B Preferred Stock held by the selling stockholders, as to which a Registration Statement (File No. 333-44217) has been declared effective.

(4) Includes 68,568 shares of common stock owned by Mr. Toledano's wife and 22,529 shares of common stock owned by a trust for the benefit of minor children of Mr. Toledano, all of which shares Mr. Toldeano disclaims beneficial ownership.

(5) Includes shares of common stock issuable upon conversion of Series A Preferred Stock, as to which a Registration Statement (File No. 333-35569) has been declared effective.

(6) Includes shares of common stock issuable upon conversion of Series A Preferred Stock, as to which a Registration Statement (File No. 333-35569) has been declared effective, and shares of common stock issuable upon conversion of shares of our Series C Preferred Stock, as to which a Registration Statement (File No. 333-69395) has been filed. Also includes warrants to purchase an additional 225,000 shares of our common stock.

(7) Includes 7,500 shares of common stock owned by Alvaro P. Escandon Inc. Money Purchase Pension Plan dated 12/1/80, with respect to which Mr. Escandon disclaims beneficial ownership.

(8) Does not include 328,436 shares of common stock, and 250,000 shares of common stock issuable upon conversion of Series A Preferred Stock, held by the Frederick R. Adler Intangible Asset Management Trust, of which Susan R. Chapman, spouse of Philip R. Chapman, is trustee. Also does not include 50,000 shares of common stock held by Longview Partners, L.P., of which Susan R. Chapman is the General Partner. Mr. Chapman disclaims beneficial ownership of all of these shares.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling stockholders. All costs, expenses and fees in connection with the registration of the shares offered by this Prospectus will be borne by us, except that the selling stockholders will pay underwriting discounts and selling commissions, if any. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. When we refer to the "selling stockholders" in this Prospectus, that term is meant to include donees and pledgees selling shares of common stock under this Prospectus which were received from the selling stockholders.

         The selling stockholders may sell their shares of common stock from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market or on NASDAQ (or any exchange on which the common stock may then be listed) in negotiated transactions, through the writing of options (whether these options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices. The selling stockholders may sell shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealer may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or purchasers of shares for whom the broker-dealers may act as agent or to whom they sell as principal, or both (which compensation may be in excess of customary commissions). The selling stockholders may also sell all or a portion of their shares pursuant to Rule 144 promulgated under the Securities Act or 1933, or may pledge shares as collateral for margin accounts. These shares could then further be resold pursuant to the terms of such accounts. The selling stockholders and any broker-dealers that act in connection with the sale of the common stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of their shares, the selling stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act or Regulation M under the Exchange Act, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until such person's participation in that distribution is completed. In addition, Rule 10b-7 under the Exchange Act or Regulation M prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

       Upon our being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the names of the selling stockholders and of the participating broker-dealer(s), (ii) the, number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, upon our being notified by the selling stockholders that a donee or pledgee intends to sell more than 500 shares, a supplement to this Prospectus will be filed.


       The selling stockholders may be entitled under agreements entered into with us to indemnification from us against liabilities under the Securities Act.

       In order to comply with certain state securities laws, if applicable, these shares of common stock will not be sold in a particular state unless they have been registered or qualified for sale in that state or any exemption from registration or qualification is available and complied with.


                                 LEGAL MATTERS

       The validity of the issuance of the shares of common stock offered by this Prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York. Frederick R. Adler, who is of counsel to the firm, as of December 31, 1998, beneficially owned 136,495 shares of our common stock (owned by 1520 Partners, Ltd.) and warrants to purchase 17,500 shares of common stock at an exercise price of $8.50 per share. In addition, The Adler Family Foundation, Inc., of which Mr. Adler, Catherine G. Adler, the wife of Mr. Adler, and William Bush, a partner of Fulbright & Jaworski L.L.P., serve as trustees and officers, owns 138,668 shares of common stock. The Frederick R. Adler Intangible Asset Management Trust, of which Mr. Adler is a beneficiary, and Susan R. Chapman, spouse of Philip R. Chapman, a director of the Company, is trustee, owns 328,436 shares of common stock, and 5,000 shares of our preferred stock (convertible, as of December 31, 1998, into 250,000 shares of common stock).

                                    EXPERTS

       The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

       Our corporation is organized under the laws of the State of Delaware.
Section 145 of the Delaware General Corporation Law (the "DGCL"), in general, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any lawsuit or proceeding (other than an action by or in the right of that corporation) due to the fact that such person is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation or entity. A corporation is also allowed, in advance of the final disposition of a lawsuit or proceeding, to pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending the action, as long as the person undertakes to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. In addition, Delaware law allows a corporation to indemnify these persons against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any of them in connection with the lawsuit or proceeding if (a) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

       A Delaware corporation also can indemnify its officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that judicial approval is needed to indemnify any officer or director who is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any such action, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection with this action. The indemnification provided by Delaware law is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's own organizational documents, agreements or otherwise.

       As permitted by Section 145 of the DGCL, Section TWELFTH of our Certificate of Incorporation (our "Certificate") provides that we will indemnify each person who is or was our director, officer, employee or agent (including the heirs, executors, administrators or estate of these individuals) or is or was serving at our request as a director, officer, employee or agent of another entity, to the fullest extent that the law permits. This indemnification is exclusive of any other rights to which any of these individuals otherwise may be entitled. The indemnification also continues after a person ceases to be a director, officer, employee or agent of our company and inures to the benefit of the heirs, executors and administrators of these individuals. Expenses (including attorneys' fees) incurred in defending any lawsuit or proceeding are also paid by us in advance of the final disposition of these lawsuits or proceedings after we receive an undertaking from the indemnified person to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by us. Section ELEVENTH of our Certificate further provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of his or her duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which deals with unlawful dividends or stock purchases or redemptions), or (iv) for any transaction from which he or she derived an improper personal benefit. Our By-laws also provide that, to the fullest extent permitted by law, we will indemnify any person who is a party or otherwise involved in any proceeding because of the fact that he or she is or was a director or officer of our company or was serving at our request.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to any of these foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the Company's estimates (other than of the SEC registration fee) of the expenses in connection with the issuance and distribution of the shares of common stock being registered:

SEC registration fee..............................................  $   401
Legal fees and expenses...........................................  $ 5,000
Accounting fees and expenses......................................  $ 5,000
Miscellaneous expenses............................................  $ 1,599

   Total:.........................................................  $12,000

None of these expenses are being paid by the selling stockholders.

Item 15.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

         In accordance with Section 145 of the DGCL, Section TWELFTH of the Company's Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify each person who is or was a director, officer, employee or agent of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by the Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. Section ELEVENTH of the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The By-laws of the Company provide that, to the fullest extent permitted by applicable law, the Company shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the Company or was serving at the request of the Company.

Item 16.  Exhibits.

 Exhibit                        Description of Document
  Number                        -----------------------
 -------

   3.1    Restated Certificate of Incorporation of the Company. (1)
   3.2    By-laws of the Company. (1)
   3.3    Certificate of the Designations, Powers, Preferences and Rights of
          the Series A Convertible Preferred Stock of the Company. (3)
   3.4    Certificate of the Designations, Powers, Preferences and Rights of
          the Series B Convertible Preferred Stock of the Company. (4)
   3.5    Certificate of Amendment to Certificate of the Designations,
          Powers, Preferences and Rights of the Series A Convertible
          Preferred Stock.(5)
   3.6 Certificate of the Designations, Powers, Preferences and Rights of the Series C Convertible Preferred Stock of the Company. (6)
   3.7 Certificate of Amendment to Certificate of the Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock and to Certificate of the Designations, Powers, Preferences and Rights of the Series B Convertible Preferred Stock of the Company. (6)
   4.1    Specimen Certificate of the Company's Common Stock, par value
          $.01 per share. (1)
   5.1    Opinion of Fulbright & Jaworski L.L.P.
  23.1    Consent of PricewaterhouseCoopers LLP.
  24.1    Power of Attorney (included on signature page).
  27      Financial Data Schedule. (2)
  99.1    Court Order issued May 25, 1993 by the United States District
          Court for the Eastern District of Pennsylvania against Richlyn Laboratories, Inc. (1)

--------------
(1) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Registration Statement on Form SB-2 (File No. 33-99310-NY).

(2) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Annual Report on Form 10-KSB for the year 1997.

(3) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Registration Statement on Form S-3 (File No. 333-35569).

(4) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Registration Statement on Form S-8 (File No. 333-41595).

(5) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Registration Statement on Form S-3 (File No. 333-44217).

(6) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Registration Statement on Form S-3 (File No. 333-69395).

 Item 17. Undertakings.

       (a) The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (c) The undersigned registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective by the Securities and Exchange Commission.

              (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Philadelphia and State of Pennsylvania on the 29th day of January, 1999.

                                             GLOBAL PHARMACEUTICAL
                                             CORPORATION


                                             By: /s/ BARRY R. EDWARDS
                                             ----------------------------------
                                             Barry R. Edwards
                                             Chief Executive Officer
                                             and Director

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Barry R. Edwards and Cornel C.
Spiegler, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ BARRY R. EDWARDS        Chief Executive Officer and       January 29, 1999
-----------------------     Director (Principal
(Barry R. Edwards)          Executive Officer)

/s/ CORNEL C. SPIEGLER      Chief Financial Officer,          January 29, 1999
-----------------------     Vice President--Administration
(Cornel C. Spiegler)        (Principal Financial and
                            Accounting Officer)

                            Director
-----------------------
(Philip R. Chapman)

/s/ GARY ESCANDON           Director                          January 29, 1999
-----------------------
(Gary Escandon)

/s/ THOMAS FINNEGAN         Director                          January 29, 1999
-----------------------
(Thomas Finnegan)

                            Director
-----------------------
(George F. Keane)

/s/ MICHAEL MARKBREITER     Director                          January 29, 1999
-----------------------
(Michael Markbreiter)

/s/ MAX L. MENDELSOHN       Director                          January 29, 1999
-----------------------
(Max L. Mendelsohn)

/s/ JOHN W. ROWE            Director                          January 29, 1999
-----------------------
(John W. Rowe)

/s/ UDI TOLEDANO            Director                          January 29, 1999
-----------------------
(Udi Toledano)

                                EXHIBIT INDEX

 Exhibit                        Description of Document
  Number                        -----------------------
 -------

   3.1    Restated Certificate of Incorporation of the Company. (1)
   3.2    By-laws of the Company. (1)
   3.3    Certificate of the Designations, Powers, Preferences and Rights of
          the Series A Convertible Preferred Stock of the Company. (6)
   3.4    Certificate of the Designations, Powers, Preferences and Rights of
          the Series B Convertible Preferred Stock of the Company. (6)
   3.5    Certificate of Amendment to Certificate of the Designations,
          Powers, Preferences and Rights of the Series A Convertible
          Preferred Stock.(5)
   3.6 Certificate of the Designations, Powers, Preferences and Rights of the Series C Convertible Preferred Stock of the Company. (6)
   3.7 Certificate of Amendment to Certificate of the Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock and to Certificate of the Designations, Powers, Preferences and Rights of the Series B Convertible Preferred Stock of the Company. (6)
   4.1    Specimen Certificate of the Company's Common Stock, par value
          $.01 per share. (1)
   5.1    Opinion of Fulbright & Jaworski L.L.P.
  23.1    Consent of PricewaterhouseCoopers LLP.
  24.1    Power of Attorney (included on signature page).
  27      Financial Data Schedule. (2)
  99.1    Court Order issued May 25, 1993 by the United States District
          Court for the Eastern District of Pennsylvania against Richlyn Laboratories, Inc. (1)

---------------
(1) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Registration Statement on Form SB-2 (File No. 33-99310-NY).

(2) Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Annual Report on Form 10-KSB for the year 1997.

(3) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Registration Statement on Form S-3 (File No. 333-35569).

(4) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Registration Statement on Form S-8 (File No. 333-41595).

(5) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Registration Statement on Form S-3 (File No. 333-44217).

(6) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Registration Statement on Form S-3 (File no. 333-69395).